                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                               (Initial Filing)*

                                 CD RADIO, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                          (Title of Class of Securities)


                                   125127100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


              ROBERT C. GREENWOOD ROBERTSON, STEPHENS & COMPANY
         555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                (415) 781-9700
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)


                                 APRIL 2, 1997
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class. (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The Robertson Stephens Orphan Fund
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                            / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7) SOLE VOTING POWER
   SHARES                         0
BENEFICIALLY                 --------------------------------------------------
   OWNED                      (8) SHARED VOTING POWER
  BY EACH                         1,072,200
 REPORTING                   --------------------------------------------------
PERSON WITH                   (9) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  1,072,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,072,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Bayview Investors, LTD.
     Tax I.D. 94-3108651
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                            / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

     CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES                          0
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,072,200 (includes shares held of record by the Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. See Item 5.)
 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER
                                   0
                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,072,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,072,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     10.4%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The Robertson Stephens Orphan Offshore Fund
     Tax I.D.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                            / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    Cayman Islands
-------------------------------------------------------------------------------
 NUMBER OF                    (7) SOLE VOTING POWER
   SHARES                         0
BENEFICIALLY                 --------------------------------------------------
   OWNED                      (8) SHARED VOTING POWER
  BY EACH                         214,600
 REPORTING                   --------------------------------------------------
PERSON WITH                   (9) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  214,600
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     214,600
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     2.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     The Robertson Stephens Global Low-Priced Stock Fund
     Tax I.D.
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                            / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
-------------------------------------------------------------------------------
 NUMBER OF                    (7) SOLE VOTING POWER
   SHARES                         0
BENEFICIALLY                 --------------------------------------------------
   OWNED                      (8) SHARED VOTING POWER
  BY EACH                         72,400
 REPORTING                   --------------------------------------------------
PERSON WITH                   (9) SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                             (10) SHARED DISPOSITIVE POWER
                                  72,400
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     72,400
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     .7%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                            / /
-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES                          0
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,359,200 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Low-Priced Stock Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)

 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER
                                   0
                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,359,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,359,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES                          0
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,359,200 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Low-Priced Stock Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)

 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER
                                   0
                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,359,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,359,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     CO
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     WC & PF
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    UNITED STATES
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES                                96,880
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,359,200 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Low-Priced Stock Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)

 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER
                                         96,880
                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,359,320
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,456,080
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     14.1%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES                               11,620
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,359,200 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Low-Priced Stock Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)

 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER
                                        11,620
                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,359,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,370,820
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.3%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,359,200 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Low-Priced Stock Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)

 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER

                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,359,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,359,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,359,200 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Low-Priced Stock Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)

 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER

                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,359,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,359,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                       Cusip No.  125127100
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     SCHEDULE 13D
--------------------------------------------------------------------------------
CUSIP NO. 125127100
-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON

     Kennith R. Fitzsimmons
     Tax I.D. ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a)  / /

                                                                  (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) SOURCE OF FUNDS*

     OO
     (Working Capital of Purchasing Funds) See Item 2.
-------------------------------------------------------------------------------
 (5) CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

-------------------------------------------------------------------------------
 (6) CITIZENSHIP OR PLACE OF ORGANIZATION

    CALIFORNIA
-------------------------------------------------------------------------------
 NUMBER OF                    (7)  SOLE VOTING POWER
   SHARES
BENEFICIALLY                  -------------------------------------------------
   OWNED                      (8)  SHARED VOTING POWER
  BY EACH 1,359,200 includes shares held of record by The Robertson Stephens Orphan Fund of which Robertson, Stephens & Co. Investment Management, L.P. and Bayview Investors, Ltd. are the General Partners. Includes shares held of record by The Robertson Stephens Orphan Offshore Fund of which Robertson, Stephens & Co. Investment Management, L.P. is the General Partner. Included shares held of record by the Robertson Stephens Global Low-Priced Stock Fund of which Robertson Stephens & Co Investment Management L.P. is investment adviser. See Item 5.)

 REPORTING                    -------------------------------------------------
PERSON WITH                   (9)  SOLE DISPOSITIVE POWER

                              -------------------------------------------------
                             (10)  SHARED DISPOSITIVE POWER
                                   1,359,200
-------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,359,200
-------------------------------------------------------------------------------
(12) CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                                            / /
-------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     13.2%
-------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IN
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------
*SEE INSTRUCTION BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE,

ITEM 1.  SECURITY AND ISSUER.

         This Schedule 13D is filed with respect to the Common Stock of CD Radio Inc. (The "Company").

ITEM 2:  IDENTITY AND BACKGROUND.

         The Schedule 13D is filed on behalf of The Robertson Stephens Orphan Fund, Robertson, Stephens & Company Investment Management, L.P. ("RS&Co.,L.P."), Bayview Investors, Ltd. ("Bayview"), The Robertson Stephens Orphan Offshore Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), The Robertson Stephens Global Low-Priced Stock Fund and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The purchase of the Company's shares giving rise to this 13D was made by three investment funds, The Robertson Stephens Orphan Fund, The Robertson Stephens Orphan Offshore Fund and the Robertson Stephens Global Low-Priced Stock Fund.


         This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Funds, and the indirect beneficial ownership of RS&Co., L.P., Bayview, and RS&Co., Inc. in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

         Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I. (a) The Robertson Stephens Orphan Fund, L.P., is a California limited partnership. Robertson Stephens & Co. Investment Management L.P. and Bayview Investors LTD. are the General Partners.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

II (a) The Robertson Stephens Orphan Offshore Fund is a Cayman Islands limited partnership. Robertson, Stephens & Co Investment Management L.P. is the General Partner.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

III.(a) Robertson Stephens Global Low-Priced Stock Fund, A Massachusetts Business Trust. The Registered Investment Manager of The Robertson Stephens Global Low-Priced Stock Fund is: Robertson, Stephens & Co. Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.


IV. (a)  Bayview Investors LTD., is a California limited partnership.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Limited Partnership

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

V. (a) Robertson, Stephens & Company, Incorporated, is a California Corporation. Robertson, Stephens & Company, Incorporated is the General Partner of Robertson, Stephens & Company Investment Management, L.P.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c)  Corporation, Investment Banking.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

VI. (a)  Paul H. Stephens.

    (b)  555 California Street, Suite 2600

          San Francisco, CA  94104

     (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VII. (a)  Sanford R. Robertson.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

VIII.(a)  Michael G. McCaffery.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c)  Limited Partnership

     (d)  No convictions in criminal proceedings.

     (e)  No civil or administrative proceedings.

IX   (a)  G. Randy Hecht.

     (b)  555 California Street, Suite 2600
          San Francisco, CA  94104

     (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

X.  (a)  Kenneth R. Fitzsimmons.

    (b)  555 California Street, Suite 2600
         San Francisco, CA  94104

    (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

    (d)  No convictions in criminal proceedings.

    (e)  No civil or administrative proceedings.

ITEM 3:  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners and shareholders.

ITEM 4:  PURPOSE OF TRANSACTION:

         The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

ITEM 5:  INTEREST IN SECURITIES OF THE ISSUER.

         (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                             No. of Shares
    Name of                                                   Beneficially     Percentage of
    Beneficial Owner                                                 Owned          Class(1)
    ----------------------------------------------------------------------------------------
    The Robertson Stephens Orphan Fund                        1,072,200(2)             10.4%
    The Robertson Stephens Orphan Offshore Fund                 214,600(3)              2.1%
    The Robertson Stephens Global Low-Priced Stock Fund          72,400(4)               .7%
    Robertson Stephens & Co Investment Mngmnt L.P.            1,359,200(5)             13.2%
    Bayview Investors LTD                                    1,072,200 (6)             10.4%
    Robertson Stephens & Co. Incorporated                     1,359,200(7)             13.2%
    Paul H. Stephens                                          1,456,080(8)             14.1%
    Sanford R. Robertson                                      1,370,820(9)             13.3%
    Michael G. McCaffery                                     1,359,200(10)             13.2%
    G. Randy Hecht                                           1,359,200(11)             13.2%
    Kenneth R. Fitzsimmons                                   1,359,200(12)             13.2%

(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 10,300,000 shares of Common Stock of the Issuer outstanding as of March 12, 1997.

(2)  The Robertson Stephens Orphan Fund is a California limited partnership.

(3)  The Orphan Offshore Fund is a Cayman Islands limited partnership.

(4) The Robertson Stephens Global Low-Priced Stock Fund is a registered investment company. Robertson, Stephens & Co. Investment Management L.P. is the registered investment manager for the Global Low-Priced Stock Fund. RS&Co., Inc. is the General Partner of Robertson Stephens & Co. Investment Management L.P.

(5) Robertson, Stephens & Co.Investment Management L.P., a California Limited Partnership, as General Partner of The Robertson Stephens Orphan Fund and the Orphan Offshore Fund, and is deemed to have shared dispositive power over 1,359,200 shares of the Company.

(6) Bayview Investors, Ltd. is a California Limited Partnership, and as General Partner of The Robertson Stephens Orphan Fund and is deemed to have shared dispositive power over 1,072,200 shares of the Company.

(7) Robertson, Stephens & Company, Inc., a California Corporation, is the General Partner of Robertson, Stephens & Company Investment Management L.P., and as such is deemed to have shared dispositive power over 1,359,200 shares of the Company.

(8) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 1,359,200 shares of the Company held by the Funds as well as sole voting power over 96,880 shares held personally. He is also a shareholder of Robertson, Stephens
     & Company Inc.

(9) Sanford R. Robertson is Chairman and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,359,200 shares of the Company held by the Funds as well as sole voting power over 11,620 shares held personally.

(10) Michael G. McCaffery is President and Chief Executive Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,359,200 shares of the Company held by the Funds.

(11) G. Randy Hecht is Executive Vice President, Chief Operating Officer and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over 1,359,200 shares of the Company held by the Funds.

(12) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets and a shareholder of Robertson, Stephens & Company Inc. and as such may be deemed to have shared voting power over1,359,200 shares of the Company held by the Funds.

    (c) The following is a list of transactions by the filing parties in the last 60 days.

  Entity          Date      Shares     Price        Transaction
  ------          ----      ------     -----        -----------
  Orphan         3/31/97    11,400     8.19      open mkt purchase
 Offshore
Global Low-      3/31/97    11,400     8.19      open mkt purchase
Priced Stock
   Fund
  Orphan         4/2/97      3,200     12.59     open mkt purchase
 Offshore
  Orphan         4/2/97     70,000     13.27     open mkt purchase
 Offshore
  Orphan         4/3/97     17,500     12.13     open mkt purchase
 Offshore
  Orphan         4/3/97      7,500     11.50     open mkt purchase
 Offshore
  Orphan         4/4/97     11,500     11.40     open mkt. purchase
 Offshore
  Orphan         4/4/97     12,500     11.50     open mkt purchase
 Offshore
  Orphan         4/4/97      7,500     11.54     open mkt purchase
 Offshore
  Orphan         4/8/97      3,600     11.23     open mkt purchase
 Offshore

  Orphan         4/9/97      2,500     11.31     open mkt purchase
 Offshore

  Orphan         4/9/97      4,900     11.39     open mkt purchase
 Offshore
  Orphan         4/9/97      3,400     11.21     open mkt purchase
 Offshore

Orphan Fund      4/2/97     15,300     12.59     open mkt purchase

Orphan Fund      4/2/97     330,000    13.27     open mkt purchase
Orphan Fund      4/3/97     85,100     12.13     open mkt purchase

Orphan Fund      4/3/97     17,500     11.50     open mkt purchase

Orphan Fund      4/6/97     11,500     11.40     open mkt purchase
Orphan Fund      4/6/97     12,500     11.50     open mkt purchase

Orphan Fund      4/6/97      7,500     11.54     open mkt purchase

Orphan Fund      4/7/97     50,000     11.78     open mkt purchase
Orphan Fund      4/7/97      4,000     11.69     open mkt purchase
Orphan Fund      4/7/97      7,000     11.77     open mkt purchase
Orphan Fund      4/8/97     17,000     11.23     open mkt purchase
Orphan Fund      4/9/97     17,500     11.31     open mkt purchase

Orphan Fund      4/9/97     35,100     11.39     open mkt purchase

Orphan Fund      4/9/97     24,300     11.21     open mkt purchase
Orphan Fund      4/10/97    15,200     12.24     open mkt purchase

  Orphan         4/10/97     2,300     12.24     open mkt purchase
 Offshore
Orphan Fund      4/10/97     1,700     12.50     open mkt purchase
  Orphan         4/10/97       300     12.50     open mkt purchase
 Offshore
Orphan Fund      4/10/97    95,700     12.34     open mkt purchase

  Orphan         4/10/97    14,300     12.34     open mkt purchase
 Offshore


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Please refer to Item 5.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         The following exhibits are filed herewith:

         Exhibit A  - Agreement of Joint Filing

ITEM 8.  SIGNATURE PAGE.

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   April 10, 1997

         THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS GLOBAL LOW-PRICED STOCK FUND, A REGISTERED INVESTMENT COMPANY
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, INCORPORATED

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer


              Paul H. Stephens*
              -----------------

              Paul H. Stephens

              Sanford R. Robertson*
              ---------------------
              Sanford R. Robertson

              Michael G. McCaffery*
              ---------------------
              Michael G. McCaffery

              G. Randy Hecht*
              ---------------
              G. Randy Hecht

              Kenneth R. Fitzsimmons*
              -----------------------
              Kenneth R. Fitzsimmons




*By:
    -----------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated January 31, 1997 containing the information required by Schedule 13D, for the Common Stock of CD Radio, Inc. held by The Robertson Stephens Orphan Fund, Bayview Investors, Ltd., Robertson, Stephens & Company, Investment Management L.P., and Robertson, Stephens & Company, Incorporated.

Dated:   April 10, 1997


         THE ROBERTSON STEPHENS ORPHAN FUND, A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         THE ROBERTSON STEPHENS ORPHAN OFFSHORE FUND, A CAYMAN ISLANDS LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         BAYVIEW INVESTORS, LTD., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, L.P.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY INVESTMENT MANAGEMENT, L.P., A CALIFORNIA LIMITED PARTNERSHIP.
         By   Robertson, Stephens & Company, Incorporated

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

         ROBERTSON, STEPHENS & COMPANY, INCORPORATED

         By:  Paul H. Stephens*
              -----------------
              Paul H. Stephens
              Managing Director and Chief Investment Officer

              Paul H. Stephens*
              -----------------
              Paul H. Stephens

              Sanford R. Robertson*
              ---------------------
              Sanford R. Robertson

              Michael G. McCaffery*
              ---------------------
              Michael G. McCaffery

              G. Randy Hecht*
              ---------------
              G. Randy Hecht

              Kenneth R. Fitzsimmons*
              -----------------------
              Kenneth R. Fitzsimmons




*By
    -----------------------------
    Robert C. Greenwood
    Pursuant to Power of Attorney
    Previously Filed